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                                                           Exhibit 99.(b)(10)(b)

[Ernst & Young LLP letterhead]


            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the captions "Financial Statements" in the Prospectus and "Experts" in the Statement of Additional Information and to the use of our reports dated March 18, 2005 with respect to the financial statements of American Equity Life Annuity Account and March 14, 2005 with respect to the financial statements and schedules of American Equity Investment Life Insurance Company, in Post-Effective Amendment No. 11 to the Registration Statement (Form N-4 No. 333-46593) and related Prospectus of American Equity Life Annuity Account (Individual Flexible Premium Variable Annuity Contract) dated May 1, 2005.

                                               /s/ Ernst & Young LLP

Des Moines, Iowa
April 26, 2005